Exhibit 99.1

FOR IMMEDIATE RELEASE

March 3, 2014

HURCO REPORTS DEPARTURE OF SENIOR OFFICER

INDIANAPOLIS, INDIANA — March 3, 2014, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today announced the departure of its Chief Financial Officer, John G. Oblazney. Mr. Oblazney resigned from his positions as Vice President, Secretary, Treasurer and Chief Financial Officer of the Company effective February 28, 2014, to pursue other interests. The functions previously performed by Mr. Oblazney will be performed in the interim by Sonja K. McClelland, Corporate Controller and Principal Accounting Officer.

Michael Doar, Chairman and Chief Executive Officer stated, “I want to thank John for his many years of dedicated service. His operational experience, combined with his energy and leadership skills have benefited the company over the last seven and a half years. He was instrumental in assisting our management team in developing our international markets.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools and machine tool components for the worldwide metal cutting and metal forming industry. The end market for the Company’s products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Michael Doar
Chairman, Chief Executive Officer
317-293-5309